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                                                                    EXHIBIT 99.1

March 29, 2002



United States Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549-0213

To the United States Securities and Exchange Commission:

Arthur Andersen LLP has made the following representation to Crown Media Holdings, Inc. and its wholly owned subsidiary pursuant to Temporary Note 3T to
Section 210.2-02 of Regulation S-X on March 29, 2002:

"We have audited the consolidated financial statements of Crown Media Holdings, Inc. and Subsidiaries as of December 31, 2001, and for the year then ended and have issued our report dated January 25, 2002 (except with respect to certain matters discussed in Note 17, as to which the date is February 20, 2002). We represent that this audit was subject to our quality control system for the United States accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with profession standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit."


By /s/ David J. Evans
   -------------------------------------
   David J. Evans
   President and Chief Executive Officer